EXHIBIT 99.1
Community Capital Bancshares Revises Third Quarter Earnings

Albany, GA, November 16, 2005 / PRNewswire - Community Capital Bancshares, Inc. (Nasdaq: ALBY) reports a revision to its previously reported earnings in its press release dated October 21, 2005. In a letter dated October 24, 2005, the Company was advised by the manager of an equity fund in which the Company has an investment that the fund would not be paying dividends for the foreseeable future. Based upon this notification, the Company determined that this investment had become “other than temporarily impaired” as defined by accounting principles generally accepted in the United States of America. Accordingly, the Company recorded a loss of $763,000 before income taxes, on this investment for the quarter ended September 30, 2005, which resulted in a reduction in net income of $504,000. Therefore, the Company’s net income for the nine months ended September 30, 2005 was $ 286,000, or $0.09 per diluted share, as compared to $789,000, or $0.26 per diluted share, as previously reported on October 21, 2005. The Company is in the process of liquidating its position in this fund to mitigate any potential future losses.

Revised financial data for the third quarter is presented below.

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

Community Capital Bancshares
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)
	Three months ended			Nine months ended
Earnings Summary:	9/30/05		9/30/04	9/30/05	9/30/04
Net interest income		$2,278	$1,561	$6,262	$4,664
Provision for loan losses		370	20	800	35
Non-interest income		706	410	1,526	1,023
Non-interest expense		2,961	1,648	6,654	4,752
Income tax expense (benefit)		(142)	90	48	282
Net income (loss)		$(205)	$213	$286	$618
Primary earnings (loss) per share	$	(0.07)	$0.10	$0.10	$0.33
Fully diluted earnings per share		$(0.07)	$0.09	$0.09	$0.31

Summary Balance Sheets		9/30/05	9/30/04
Cash and due from banks		$8,788	$6,095
Federal funds sold		8,222	10,483
Investment securities		44,657	35,897
Loans		203,696	116,531
Less: allowance for loan losses		(2,232)	(1,663)
Other assets		21,212	17,732
Total Assets		$284,343	$185,075

Total deposits		$219,690	$133,723
Other borrowings		37,124	24,368
Other liabilities		1,579	1,216
Total stockholders’ equity		25,950	25,768
Total liabilities and stockholders’ equity		$284,343	$185,075